EXHIBIT 99.1

Armada Oil, Inc. Announces Management Changes

Dallas, TX, April 5, 2013: Armada Oil, Inc. (the “Company” or “Armada”) (OTCBB: AOIL), an oil and gas exploration and production company, completed its acquisition of substantially all of the assets of Mesa Energy Holdings, Inc. (“Mesa”) on March 28, 2013 and today announced a number of internal promotions and changes to its management team effective April 1, 2013.

James J. Cerna, Jr. will serve as President of the combined Company following the acquisition. Mr. Cerna served as the President and Chief Executive Officer of Armada until the closing of the Mesa asset acquisition. From May 2006 to May 2009, he served as Chairman of the Board of Lucas Energy, Inc. (NYSE Amex: LEI), and was also CEO and President thereof from May 2006 until September 2008. From 2004 to 2006, he was President of the privately held Lucas Energy Resources.

The Company has appointed David L. Freeman to the position of Chief Operating Officer. Mr. Freeman has over 35 years of experience in oil and gas operations, business development, and property transactions. David served as Mesa’s Executive Vice President – Oil and Gas Operations since August 31, 2009, and served in the same position with Mesa Energy, Inc. (“MEI”), Mesa’s primary operating subsidiary, since January 1, 2008. He began his career with Shell Oil Company and was later hired by Gulf Oil/Chevron. Since that time, he has worked for a variety of E&P companies. From 2003 until July, 2005, he worked as an acquisition consultant to Celebrex Energy, LLC. Early in his career, he received extensive training in electronics technology and business management at Delgado Junior College, Port Sulphur Vo-Tech School, and Our Lady of Holy Cross College, and completed 500 hours of professional training in petroleum production operations at the Petroleum Institute of Technology (PETEX).

In addition, the Company has appointed J. Clint Unruh as Executive Vice President – Land and Administration. Mr. Unruh will be responsible for the oversight of all of the Company’s land activities as well as a number of day to day administrative functions. In May of 2003, he joined Mesa Energy, LLC, which became MEI in January 2006, where he served as Vice President until May of 2007. During that time, he was responsible for various administrative functions as well as the negotiation and acquisition of pipeline right-of-way for that company. In May of 2007, he left MEI, to form Shiloh Homes, LLC, a residential and commercial construction company that he owned and operated until December 2010. In January of 2011 he left Shiloh Homes, LLC, and joined Percheron Acquisitions, LLC, where he served as a Right-of-Way Agent and Area Manager overseeing the acquisition and construction of five midstream gathering systems for Pioneer Natural Resources Company. In February of 2012, he returned to Mesa to serve as Vice President.

Finally, the Company has appointed Jennifer O. Frey as Vice President. Ms. Frey previously served as Senior Operations Coordinator for Mesa Gulf Coast, LLC, an MEI subsidiary, from September 2011 until the closing of the Armada transaction. Prior to joining MEI, she worked as a legal assistant for more than 10 years with Couhig Partners, LLC in New Orleans, Louisiana and also acted as a consultant for more than eight years with various oil and gas companies. As Vice President of Armada, she will be primarily responsible for the management and oversight of regulatory affairs associated with the Company’s drilling and producing oil and gas wells in Louisiana.

4

“We are excited that the consummation of the Armada acquisition has resulted in the appointment of some well deserving Mesa staff members to the Company’s management team and that Mr. Cerna will remain on the team as President. As we transition the Company into the next stage of growth, our diversified and experienced team will enable us to take advantage of the many opportunities on the horizon,” said Randy M. Griffin, formerly CEO of Mesa and now CEO of Armada.

Complete bios and information on Armada’s other management team members may be found at www.armadaoil.us.

About Armada Oil, Inc.

Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented Exploration and Production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties as well as the development of highly diversified developmental drilling opportunities, both conventional and unconventional. The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana, developmental properties in Garfield and Major Counties, OK and Wyoming County, NY and strategic acreage positions in and around the Laramie and Hanna Basins in Southern Wyoming in the liquids-rich Niobrara Play.

More information Amada Oil may be found at www.armadaoil.us

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate the acquisition of the Mesa assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

5

Contact Information

Armada Oil Inc.

ir@armadaoil.us

Ph: 972-490-9595

6